Exhibit 99.6

ACCIONA ALCANZA EL 19,63% EN ENDESA Y, COMO SU
PRIMER ACCIONISTA, CONSIDERA ABSOLUTAMENTE
NEGATIVO CONVERTIR A ENDESA EN FILIAL DE E ON

Madrid, 10 de noviembre de 2006.- Durante el día de hoy, ACCIONA, una vez obtenida la preceptiva autorización administrativa de la Comisión Nacional de la Energía el pasado día 3 de noviembre, ha adquirido en el mercado 101.983.965 acciones de Endesa, representativas del 9,63% del capital social, lo que eleva la participación total de Acciona en Endesa hasta el 19,63%.

Estas 101.983.965 acciones de Endesa han sido adquiridas a un precio medio de 35,6242 euros por acción, lo que implica un desembolso total de 3.633 millones de euros.

Con esta nueva operación de compra, ACCIONA sigue su plan previsto de ampliar su participación en Endesa sin superar el límite del 24,9%.

El aumento de la participación concretado hoy consolida y refuerza el papel de ACCIONA como primer accionista de Endesa y ratifica el compromiso de futuro de la inversión acometida. Por este motivo y como principal accionista de Endesa, ACCIONA quiere manifestar que considera absolutamente negativo convertir a Endesa en una filial del grupo alemán E.On y que suscribe plenamente la postura manifestada por Endesa, que considera que el precio ofrecido por la operadora alemana de 35 € por acción está por debajo del valor real y, sobre todo, potencial de la compañía.

ACCIONA considera que Endesa es una compañía excelente y que tiene ante sí un gran potencial mediante la alineación de sus recursos hacia un modelo energético basado en el crecimiento de su capacidad, especialmente en renovables, uno de los pilares estratégicos de ACCIONA. La confianza en este posicionamiento estratégico hace que ACCIONA ratifique que Endesa vale más y, por tanto, que el precio ofertado por el grupo alemán no refleja adecuadamente sus extraordinarias perspectivas de futuro.

El desacuerdo de ACCIONA con el grupo alemán se basa ,además, en la desconfianza en sus prácticas de gobierno empresarial y responsabilidad social corporativa, habida cuenta de las presuntas actuaciones publicadas por la prensa nacional e internacional, y las investigaciones, expedientes y causas judiciales que tiene abiertas con las autoridades españolas, alemanas, comunitarias y estadounidenses.

Sin ánimo de ser exhaustivos y siempre según las informaciones publicadas, E.On se enfrenta hoy a una demanda en España por el posible uso de información privilegiada en su tentativa de compra de Endesa en un tribunal de Barcelona, extremo que presuntamente está siendo investigado también formalmente por la autoridad bursátil alemana (BaFin). En Estados Unidos, la SEC, según informaciones publicadas, sospecha de irregularidades financieras y está examinando la contabilidad de E.On en los ejercicios 2000, 2001, 2002 y 2003.

Hoy mismo, según se puede leer en la prensa, la Comisión Europea ha anunciado que ha expedientado a E.On por violar los precintos impuestos por los inspectores comunitarios a sus instalaciones, dentro de una investigación sobre las prácticas abusivas del grupo que restringen la competencia en el sector energético europeo. Los precintos están destinados a garantizar la no destrucción o manipulación de pruebas.

Lo anterior parece que encaja perfectamente con la falta de respeto y confianza demostrada hacia las autoridades reguladoras y tribunales españoles y comunitarios al abrir un proceso judicial en Estados Unidos en contra de ACCIONA, ya que según el propio presidente de E On “es el lugar donde se puede equilibrar el terreno de juego”

Las actuaciones de E.On interponiendo demandas contra ACCIONA en los tribunales de Estados Unidos constituyen, además, una forma de hostigamiento y presión hacia el primer accionista de Endesa.

A estas dudas sobre la transparencia de la gestión corporativa de E.On se suman las referentes al control de sus operaciones como consencuencia del apagón que sufrieron más de 10 millones de ciudadanos en la UE y del cual la compañía probablemente tendrá que asumir responsabilidades.

ACCIONA, desde el absoluto respeto a los tribunales y autoridades competentes de EE.UU reitera, en cualquier caso, que las acusaciones en las que se basa la demanda presentada en EE.UU por parte de E.On son absolutamente falsas, ya que la compañía española ha realizado su inversión estratégica en Endesa cumpliendo estrictamente todas las normas de transparencia de cara al mercado de valores, los inversores, las autoridades reguladoras y los restantes accionistas de Endesa y con pleno cumplimiento de todas las leyes vigentes en los países en los que, tanto la propia ACCIONA como Endesa, como empresa participada, tienen que rendir cuentas.

En este sentido, la compañía ha presentado hoy alegaciones adicionales que respalden su postura en el juzgado de Nueva York.

ACCIONA reitera que la entrada en el capital de Endesa, decisión tomada de forma absolutamente autónoma e independiente, se encuadra en su estrategia de creación de valor para sus accionistas, directivos y empleados a partir del desarrollo de un modelo energético sostenible.

ACCIONA, líder en infraestructuras, servicios y energías renovables

ACCIONA es una de las principales corporaciones españolas con actividades en una veintena de países de los cinco continentes en los ámbitos de las infraestructuras, las energías renovables, los recursos hidráulicos, los servicios urbanos y medioambientales, los servicios logísticos y de transporte, la promoción de viviendas y la gestión de hospitales, entre otras actividades.

En el primer semestre de 2006, ACCIONA alcanzó unas ventas de 2.873 millones de euros (37,3% más), EBITDA de 458 millones de euros (52,1% más), y un resultado neto de 188 millones de euros (un 38% más). Asimismo, las inversiones alcanzaron los 1.555 millones de euros, un 218% más con respecto al ejercicio anterior. ACCIONA cotiza en el selectivo índice bursátil del IBEX-35 (ANA.MC), con una capitalización cercana a los 9.000 millones de euros.

     ACCIONA’s shares in Endesa reach 19.63% and, as main shareholder, it considers that converting Endesa into a subsidiary of E. ON would be absolutely negative (10/11/2006)

Madrid, 10 November 2006. After receiving the necessary administrative authorisation from the National Energy Commission on 3rd November last, ACCIONA has acquired on the market 101,983,965 shares of Endesa, representing 9.63% of its share capital and placing its total shareholding in Endesa at 19.63%

These 101,983,965 Endesa shares have been acquired at an average price of €35.6242 per share, which has gives a total disbursement of €3.663 billion.

With this new purchase operation, ACCIONA continues its plan to increase its participation in Endesa, without exceeding the limit of 24.9% .

The increase in its shareholding materialised today consolidates and reinforces ACCIONA's role as major shareholder in Endesa and ratifies its future commitment to the investment undertaken. For this reason, and as Endesa's major shareholder, ACCIONA wishes to state that it considers converting Endesa into a subsidiary of the German group E.On as absolutely negative and that it is fully in agreement with the position declared by Endesa, which considers that the price of €35 per share offered by the German operator is below the real and, above all, potential value of the company.

ACCIONA considers that Endesa is an excellent company and that it has great potential through the alignment of its resources in an energy model based on growth of its capacity, particularly in renewable energies, one of ACCIONA'S strategic pillars. Its confidence in this strategic positioning is what has led ACCIONA to ratify that Endesa is worth more and, therefore, that the price offered by the German group does not adequately reflect its extraordinary perspectives for the future.

ACCIONA's disagreement with the German group is also based on a lack of confidence as regards its business management practices and its corporate social responsibility, taking into account the alleged actions published in the national and international press and the investigations, procedures and legal proceedings currently underway with Spanish, German, Community and U.S. authorities.

To mention but a few and always according to the information published, E.On is currently facing a lawsuit in Spain, before a court in Barcelona, for the possible use of privileged information in its attempt to purchase Endesa, a matter for which it is also allegedly being formally investigated by the German stock exchange authority (BFin). In the United States, according to information published, the SEC suspects financial irregularities and are inspecting E.On's account's for the years 2000, 2001, 2002 and 2003.

Precisely today, as can be read in the press, the European Commission has announced that it has taken disciplinary action against E.On for breaking the seals placed by Community inspectors in its facilities during an investigation on abusive practices by the group that limit competition in the European energy sector. The seals were placed to guarantee there would be no destruction or manipulation of evidence.

The aforementioned would seem to fits in perfectly with the lack of respect and trust it has demonstrated towards the Spanish and Community regulatory authorities and courts by initiating a legal procedure in the United States against ACCIONA as, according to the Chairman of E.On, "it is the place where the playing field can be balanced out"

These doubts on the transparency of E.On's corporate management are joined those referring to the control of its operations, as a result of the blackout that affected over 10 million EU citizens, for which the company will probably have to assume liability.

ACCIONA, from a position of absolute respect for the courts and competent authorities in the U.S., reiterates, in any case, that the accusations that are the basis of the suit filed in the U.S. by E.On are completely false, as the Spanish company has carried out its strategic investment in Endesa in strict compliance with all the rules of transparency in relation to the securities market, the investors, the regulatory authorities and the other shareholders in Endesa and in full compliance with all the current laws of the countries that ACCIONA itself and Endesa, as participated company, are required to account to.

In this respect, the company has today presented in the New York court, additional allegations that supports its position.

ACCIONA reiterates that its participation in Endesa's share capital, decision that was taken completely freely and independently, forms part of its strategy to create value for its shareholders, management and employees through the development of a sustainable energy model.

ACCIONA, leader in infrastructures, services and renewable energies

ACCIONA is one of the Spain's most important corporations with activities in twenty or so countries in the five continents, in the areas of infrastructures, renewable energy, hydraulic resources, urban and environmental services, logistics and transport services, housing development and hospital management, amongst others.

In the first six months of 2006, ACCIONA obtained €2.873 billion (+37.3%) in sales, an EBITDA OF €458 million (+52.1%) and net earnings of €188 million (+38%). Furthermore, its investments rose to €1.555 billion, that is, 218% more than in the previous financial period. ACCIONA is listed on the select IBEX-35 (ANA.MC) stock market index, with a capitalisation of close to €9 billion.